UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007

WINSONIC DIGITAL MEDIA GROUP, LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-32231	52-2236253
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Marietta Street, Suite 2600
Atlanta, GA 30303
(Address of principal executive offices) (Zip Code)

(404) 230-5705
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On November 20, 2007, Winsonic McCrary, LLC (“Winsonic McCrary”), a newly-created Georgia limited liability company and wholly-owned subsidiary of Winsonic Diversity, LLC (“Winsonic Diversity”), entered into an Asset Purchase Agreement with Colonel McCrary Trucking, LLC (“Colonel McCrary”), a Georgia limited liability company, and all of the members of Colonel McCrary.  Winsonic Diversity is 49% owned by Winsonic Digital Media Group, Ltd. (the “Company”).

Pursuant to the Asset Purchase Agreement, Colonel McCrary will sell substantially all of its assets to Winsonic McCrary.  The aggregate purchase price for the assets will be 4,287,490 restricted shares of the Company’s common stock.  In addition, as further consideration for the transaction, Winsonic McCrary will assume and discharge certain liabilities and indebtedness, as specified in the Asset Purchase Agreement.  The Asset Purchase Agreement includes representations, covenants and indemnification obligations customary for transactions of this nature.  The Asset Purchase Agreement may be terminated upon the occurrence of certain events, including the failure to consummate the transaction on or prior to December 31, 2007, subject to certain conditions.  In connection with the closing, the members of Winsonic Diversity will make capital contributions to Winsonic Diversity of a sufficient number of shares of the Company’s common stock to enable Winsonic McCrary to pay the purchase price at closing.

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Asset Purchase Agreement, dated November 20, 2007, by and among Winsonic McCrary, LLC, Colonel McCrary Trucking, LLC, the members of Colonel McCrary Trucking, LLC, and Larry Fletcher, as seller representative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2007

WINSONIC DIGITAL MEDIA GROUP, LTD.

By: /s/ Winston Johnson
Winston Johnson
Chairman of the Board and CEO